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On May 8, 2024, Genco Shipping & Trading Limited (“Genco”) made a webcast audio presentation and related materials available to shareholders on www.VoteForGenco.com and issued a press release.  A transcript of the audio presentation and copies of the other materials can be found below:

Transcript

Genco Shareholder Webcast
May 8, 2024
8:30AM ET

Corporate Participants

Jim Dolphin Genco Shipping & Trading Limited - Chairman of the Board of Directors

John Wobensmith Genco Shipping & Trading Limited - Chief Executive Officer

Peter Allen Genco Shipping & Trading Limited - Chief Financial Officer

Jim Dolphin - Genco Shipping & Trading Limited - Chairman of the Board of Directors

Good morning and thank you for joining Genco’s Webcast with the Board and management team. My name is Jim Dolphin. I’m Chairman of the Genco Board of Directors. I’m joined today by John Wobensmith, Genco’s CEO, and Peter Allen, Genco’s CFO. We’re pleased to be here with you today.

We have heard a number of questions during this process that we think are worth addressing. We wanted to take this opportunity to speak directly, in particular to our retail investors, so we can ensure you are informed ahead of the upcoming meeting.

Additionally, the Company is announcing earnings later today and holding its earnings call tomorrow. That said, we’re having this call today because John, Peter and I are all in New York and wanted to be in the same place as we answer shareholder questions.

We will not get into our first quarter earnings results. With that, let me turn it over to Peter. He’ll get us started by going through the required legal disclaimer and then he’ll read off the questions. Over to you, Peter.

Peter Allen - Genco Shipping & Trading Limited - Chief Financial Officer

Thanks Jim. Before we begin, I note that during this call we’ll be making certain forward-looking statements pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “expect,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with the discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations.

For a discussion of factors that could cause results to differ, please see the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ending on December 31, 2023, and the Company’s reports on Form 10-Q and Form 8-K subsequently filed with the SEC. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

When we refer to peer groups in this webcast, we mean the peer group on page 25 of our May 2, 2024 investor presentation for TSR performance and dividends and the group on page 26 of this presentation for net asset value comparisons. The presentation is available on www.VoteForGenco.com. For more information on companies used in our analyses of share buybacks and tender offers, please see “Analysis Information” at VoteForGenco.com.

And with that, Jim and John will get started with Q&A. So the first question we have is, what do you think makes Genco different from other shipping companies and why should investors be excited about business?

Jim Dolphin - Genco Shipping & Trading Limited - Chairman of the Board of Directors

Thanks, Pete. Three years ago, as a Board, we sat down and asked ourselves, how can we continue to reward shareholders in Genco? As most of you are aware, shipping is a very volatile business. When things are good, they are very good, when things are bad, companies often hit the wall. And there mostly haven’t been consistent ways for shipping companies to reward shareholders through dividends, or other return of capital. We wanted to be different. We wanted to set out to make Genco a perpetual machine in rewarding shareholders. What that eventually led to is an understanding that the only way to do that is to really drive down your break-even rates, and the only way to really drive down your break-even rates is to eliminate, or nearly eliminate, debt, particularly amortizing debt.

John Wobensmith - Genco Shipping & Trading Limited - Chief Executive Officer

So what Jim is describing is our value strategy and we believe that we have created the best risk-reward model within dry bulk shipping with that low debt, low cash flow break-evens that allow us to pay high dividends to our shareholders. It also allows us to have a robust fleet renewal program that potentially can generate higher dividends in the future as we replace older, less fuel-efficient ships that have higher CapEx numbers, with newer vessels that are more fuel efficient and much, much easier on the CapEx budget.

The other thing I would point out Jim is, we’ve been ranked number one three years in a row by Webber’s research study out of 64 global companies. And, I think from a corporate governance standpoint, that’s just a fantastic feat.

Jim Dolphin - Genco Shipping & Trading Limited - Chairman of the Board of Directors

From the start, governance has been a focus of ours. We pride ourselves on having a professional, independent board working alongside a professional management team. When we lost a director about 18 months ago, we went to  seek to find the next best director that could add to the capabilities of the Genco board.

We started that process some time ago and actually ended up finding a professional search firm to help us with that. And we’re really pleased to be able to find Ms. Paramita Das who comes from the customer side of our business. That was a perspective that we were missing in our boardroom. And we thought it was critical to have somebody who could really share with us how resource companies, how commodity companies think three and five years down the line to make sure we’re prepared for the challenges we’re going to face in the future.

Peter Allen - Genco Shipping & Trading Limited - Chief Financial Officer

Next question is regarding valuation. Do you think the business is appropriately valued? And do you think you’ll ever be able to close the gap on Net Asset Value?

Jim Dolphin - Genco Shipping & Trading Limited - Chairman of the Board of Directors

I think so. We’re getting closer and closer. I think the really critical bit is that on a relative TSR basis, so looking at both our share price and our dividends, we are leading our peer group on a one year basis, on a three year basis, on a five year basis. I think what this really speaks to is our strategy of driving down debt, continually repaying dividends and renewing our fleet, is working. People are seeing it, people are, are liking it. We have been very consistent in our messaging for the past three years, this is what we’re going to do, and we have executed on it every step of the way. Shipping companies historically trade at a bit of a discount to NAV, it’s the bane of all shipping companies. We are getting closer to 1-to-1, 100% NAV. We’re going to continue to push to get there. And, you know, we’re hopeful we will continue to close that gap.

John Wobensmith - Genco Shipping and Trading Limited - Chief Executive Officer

Yeah, I mean, Jim, the gap is actually very small now and it’s really improved the last few quarters with the value strategy and the dividend that we’ve paid. And I think, again, the TSRs, as you pointed out, that speaks to themselves, but I do think the industry now, at least a lot of the analysts, are starting to look at these equities more on a cash flow generating basis and a dividend yield basis than straight NAV, which can be a very backward looking metric.

Peter Allen - Genco Shipping & Trading Limited - Chief Financial Officer

Next question is regarding the dry bulk market, what is your expectation for the dry bulk market for the remainder of this year and into next year?

John Wobensmith - Genco Shipping & Trading Limited - Chief Executive Officer

We are definitely positive this year, we’re definitely positive next year as well. And that is all on the back of a very low supply situation, meaning there is a low order book versus the existing fleet on the water to be delivered over the next few years and ordering a ship today, you really can’t expect to take delivery into 2028 so with a 9% of the existing fleet order book, that is not only at historical lows, but you can really see the runway as you go out at least through 2028 that that’s going to be very low in terms of deliveries, which means you do not need very much incremental demand growth on a year-to-year basis to continue to outstrip the number of new ships that are coming on. And if we look at what’s just happened this year on the demand side, iron ore imports are up, coal imports are up, bulk side imports are up, and we’ve really had quite a response from the freight market with rates approaching $30,000 a day again on the capesize sector. And the Genco fleet is so well positioned for a rising market as it stands today.

Jim Dolphin - Genco Shipping & Trading Limited - Chairman of the Board of Directors

Picking up on that point, we talked earlier about driving down debt and I know that when people think about driving down debt, that’s not textbook for how you get good returns on equity. But the reality is we have enormous operating leverage in our business because of again, we have a Barbell approach. We have stable and more consistent minor bulk ships and the capesize ships which are highly volatile and really allow us to capture upside when those markets start to run.

But really what we’ve also set up is the ability to always be playing offense. So, when the market continues to run, we’re going to  capture those revenues and return those earnings to shareholders. But if the market turns down and we have this low debt profile, we’re going to be able to take advantage of lower asset values and come back around, come into the market and really expand the fleet in a way that will pay off down the line.

Peter Allen - Genco Shipping & Trading Limited - Chief Financial Officer

Switching gears a bit, who is George Economou? And do you have a history with him?

Jim Dolphin - Genco Shipping & Trading Limited - Chairman of the Board of Directors

Me, no. I’ve always known of George Economou, but frankly, I’ve only had two conversations with him in the course of this proxy process. Look, this is not personal. This is business. We’ve told you, we’ve told our shareholders about George Economou in our last communication with you. I’d encourage everybody to read that. I will not get into it apart from, to say, when George Economou has had public bonds, when he has led public companies, there has been a lot of value destruction for shareholders. Again, I would encourage people to look at our website to understand the specifics of what’s gone on when he’s been in charge. But, but he’s also a man who led what was at one time the most valuable drybulk company in the world, or at least public dry bulk company. So we take his ideas very, very seriously. He suggested to us that we do a buyback program, including possibly selling some ships. So, we looked at that extensively. We looked at it with our financial advisors which is a well-known investment bank. We looked at it with management, we looked at it as a Board. We looked at every shareholder buyback program within the last eight years. That consisted of 52 different programs and 133 executions. What the data showed was pretty inconsistent results about whether that could create value. But, on average, what we found was that companies without buyback programs actually outperformed the company that was initiating the buyback program, again on average. And that’s mainly because shipping values are really more driven by the rate environment than necessarily a buyback program that somebody happens to initiate in a period of time.

Peter Allen - Genco Shipping & Trading Limited - Chief Financial Officer

Economou is suggesting adding one person to the board. What is the harm in that? Why not just add his nominee and avoid this fight?

Jim Dolphin - Genco Shipping & Trading Limited - Chairman of the Board of Directors

George Economou is not your typical activist investor. He is actually a competitor of ours in the drybulk space. But we took his nominations seriously. We interviewed both nominees that he put forward. In one case, he put forward a professional who is very experienced in shipping, but frankly, was not additive to our board. We had those skills, we had those experiences. In the second case, Mr. Robert Pons, who remains the nominee that is part of this proxy contest, he really doesn’t have shipping experience nor does he have experience in highly capital intensive businesses nor does he have experience in highly cyclical businesses and he could offer, when the nominating and governance committee interviewed him, he could offer really no concrete suggestions that we thought could drive value within Genco.

Adding directors simply for adding directors is adding costs to our shareholders. We believe we have a very well-functioning board with the skill sets that we need to manage this business. Disrupting that with no clear benefit but clear cost was not something that we were willing to do.

Peter Allen - Genco Shipping & Trading Limited - Chief Financial Officer

Regarding capital allocation, why can’t you return even more cash to shareholders?

John Wobensmith - Genco Shipping & Trading Limited - Chief Executive Officer

So, I think again, we need to talk about our Comprehensive Value Strategy. We really strive to have a balance of paying a return to shareholders in a current manner throughout the dry bulk cycle, which as we’ve talked about, is highly volatile but also managing debt and deploying capital for the long term growth of our business and fleet renewal. And if you look at what we’ve actually done, we’ve paid 18 consecutive quarterly dividends to shareholders that represents the longest streak within our peer group. We’ve returned $5.15 per share or approximately 25% of our current share price to shareholders. And we did this while continuing to pay down debt as well as investing in our fleet. We did quite a few transactions at the end of last year in terms of fleet renewal.

Again, I think it’s important to point out that the board and the management team regularly focus on capital allocation and striking the right balance because we don’t believe there’s necessarily a set formula to get this right. And overall, the team is open-minded, we review consistently our capital allocation strategy and if changes are needed, we definitely assess it and, and we will make it, but this value strategy it’s worked incredibly well since its inception.

Jim Dolphin - Genco Shipping & Trading Limited - Chairman of the Board of Directors

And what I think is really worth noting in terms of how we think about this and how we are adaptive is that when we set out on this value strategy, our focus was driving down debt and we really pushed down our debt to drive down that breakeven rate. When we pushed down our debt to drive down that break even rate, our team was able to globally refinance our bank debt. It created a non-amortizing facility which again, further lowered our break-even rate and we were able to get reductions in our interest rate. More value that could be returned to our shareholders. Once we got that in place, then we transitioned. And this really came to the fore in 2022 and into ‘23 where we went from focusing on repaying debt to really focusing on paying out dividends. So, there was a switch into what we were doing with our cash flow. And we continue to have that priority. We think we have a good handle on our debt. We’re still going to work on it slowly but surely, but our focus right now is getting every dollar out to shareholders.

Peter Allen - Genco Shipping & Trading Limited - Chief Financial Officer

Thanks, Jim. The last question that we have for today is why should I vote for your directors?

Jim Dolphin - Genco Shipping & Trading Limited - Chairman of the Board of Directors

Again, we think we have the right management team. We think we have the right directors to guide Genco forward. We’ve been consistent in our strategy, we have executed against our strategy and that execution has led to outperformance on a total shareholder return basis.

On the other hand, there’s a suggestion that we need a newcomer in the form of Robert Pons, somebody who has no experience in the shipping business. I really want to emphasize that our board takes our role as fiduciaries working for our shareholders seriously. We believe in our strategy, our transparency and our best-in-class corporate governance.

I want to thank everyone for participating in this. This is your Company. We encourage you to vote for Genco’s current board of directors, the slate that you will see on the White Proxy Card and withhold your vote from Mr. Robert Pons.

Website Materials

Analysis Information

Share repurchase analysis

The companies in our analysis consist of U.S.-listed drybulk companies and other U.S.-listed maritime companies that announced or executed share repurchase programs.

We view the U.S.-listed drybulk companies as operating in markets with similar fundamentals to those of Genco.  These companies consist of Star Bulk Carriers Corp.; Eagle Bulk Shipping Inc.; Golden Ocean Group Ltd.; Safe Bulkers, Inc.; and Grindrod Shipping Holdings Ltd.

The other U.S.-listed maritime companies are involved in the broader maritime transportation segment, and we view them as businesses with exposure to the global macroeconomic environment, revenue type generation, and operating structures similar to those of Genco.  These companies consist of Euroseas Ltd.; Costamare Inc.; Ardmore Shipping Corporation; DHT Holdings, Inc.; Tsakos Energy Navigation Limited; Euronav NV; Teekay Tankers Ltd.; Teekay Corporation; International Seaways, Inc.; Scorpio Tankers Inc.; Danaos Corporation; Global Ship Lease, Inc.; Dorian LPG Ltd.; Overseas Shipholding Group, Inc.; StealthGas Inc.; Golar LNG Limited; Navios Maritime Partners L.P.; Capital Product Partners L.P.; Navigator Holdings Ltd.; and SFL Corporation Ltd.

Tender offer analysis

The companies in our analysis consist of companies listed in the U.S., Canada, or the U.K. in the transportation and energy sector that completed a tender offer since 2017.  These companies consist of Diana Shipping Inc.; Dorian LPG Ltd.; Epsilon Energy Ltd.; StealthGas Inc., San Leon Energy plc, Midstates Petroleum Co LLC, and TerraVest Industries Inc.

Press Release

Genco Shipping & Trading Limited Highlights ISS Recommendation to Vote “FOR”
Each of Genco’s Director Nominees

In its Report, ISS Notes the Dissident has Failed to Articulate a Compelling Case
for Change at the Board of Genco

NEW YORK, May 8, 2024 – Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today announced that leading independent proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended that Genco shareholders vote “FOR” each of Genco’s seven director nominees. ISS also recommended that Genco shareholders vote “WITHHOLD” on George Economou’s nominee, Robert Pons and “AGAINST” his shareholder proposal at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) on May 23, 2024.

Commenting on the report, Genco issued the following statement:

We encourage our shareholders to follow the recommendations by leading independent proxy advisory firm ISS and vote “FOR” the re-election of each of Genco’s seven director nominees, “WITHHOLD” on George Economou’s nominee and “AGAINST” his shareholder proposal.

The Genco Board is taking concrete steps to deliver on our Comprehensive Value Strategy to generate shareholder returns through drybulk market cycles and is committed to acting in the best interest of the Company and its shareholders.

In its report, ISS highlighted the Company’s progress to deliver value for all Genco shareholders and shared that:

•
“The dissident has since provided limited disclosure regarding his effort to unseat the company's chairman. As the dissident has failed to articulate a compelling case for change, shareholders are recommended to WITHHOLD votes for dissident nominee Robert Pons.”

•	“Economou filed an amended Schedule 13D on May 2, which seems to reflect an increasing selling of shares since late April.”

•	“A vote FOR the management director nominees is warranted.”

Additional information about Genco’s Comprehensive Value Strategy and how to vote is available at www.VoteForGenco.com. Shareholders in need of assistance voting their Genco shares should contact MacKenzie Partners, Genco’s proxy solicitor, at (800-322-2885) toll-free or by email at proxy@mackenziepartners.com.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. As of May 8, 2024, Genco Shipping & Trading Limited’s fleet consists of 16 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,490,000 dwt and an average age of 11.8 years.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “expect,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. For a discussion of factors that could cause results to differ, please see the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on form 10-K for the year ended December 31, 2023, and the Company's reports on Form 10-Q and Form 8-K subsequently filed with the SEC. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

On April 16, 2024, Genco filed with the SEC a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”), containing a form of WHITE proxy card, with respect to its solicitation of proxies for Genco’s 2024 Annual Meeting of Shareholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY GENCO AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Genco free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Genco are also available free of charge by accessing Genco’s website at www.gencoshipping.com.

Participants

Genco, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2024 Annual Meeting of Shareholders, including John C. Wobensmith (Chief Executive Officer and President), Peter Allen (Chief Financial Officer), Joseph Adamo (Chief Accounting Officer), Jesper Christensen (Chief Commercial Officer), and Genco’s directors other than Mr. Wobensmith, namely James G. Dolphin, Paramita Das, Kathleen C. Haines, Basil G. Mavroleon, Karin Y. Orsel, and Arthur L. Regan. Investors and security holders may obtain more detailed information regarding the Company’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, under the captions “Management,” “Executive Compensation,” and “Security Ownership of Certain Beneficial Owners and Management” in Genco’s Definitive Proxy Statement. To the extent holdings of such participants in Genco’s securities changed since the amounts described in the Definitive Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge as described above.

MEDIA/INVESTOR CONTACT:

Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550

Aaron Palash / Carleigh Roesler / Jenna Shinderman
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

*          *          *

In addition, on May 8, 2024, Genco disclosed in its quarterly report on Form 10-Q for the quarterly period ended March 31, 2024 that it had recorded other operating expense of $1.8 million during the three months ended March 31, 2024 consisting of costs incremental to routine expenses that were incurred related to its 2024 annual meeting and that Genco expects to incur approximately $4.5 million of such incremental costs during the second quarter of 2024.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

These materials contain certain forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “expect,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. For a discussion of factors that could cause results to differ, please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on form 10-K for the year ended December 31, 2023, and the Company’s reports on Form 10-Q and Form 8-K subsequently filed with the SEC. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

On April 16, 2024, Genco filed with the SEC a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”), containing a form of WHITE proxy card, with respect to its solicitation of proxies for Genco’s 2024 Annual Meeting of Shareholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY GENCO AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Genco free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Genco are also available free of charge by accessing Genco’s website at www.gencoshipping.com.

Participants

Genco, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2024 Annual Meeting of Shareholders, including John C. Wobensmith (Chief Executive Officer and President), Peter Allen (Chief Financial Officer), Joseph Adamo (Chief Accounting Officer), Jesper Christensen (Chief Commercial Officer), and Genco’s directors other than Mr. Wobensmith, namely James G. Dolphin, Paramita Das, Kathleen C. Haines, Basil G. Mavroleon, Karin Y. Orsel, and Arthur L. Regan. Investors and security holders may obtain more detailed information regarding the Company’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, under the captions “Management,” “Executive Compensation,” and “Security Ownership of Certain Beneficial Owners and Management” in Genco’s Definitive Proxy Statement. To the extent holdings of such participants in Genco’s securities changed since the amounts described in the Definitive Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge as described above.